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                                                                    Exhibit 23.1


                  CONSENT AND REPORT OF INDEPENDENT AUDITORS


          We consent to the references to our firm under the caption "Experts" and to the use of our reports (a) dated Feburary 27, 1996, with respect to the consolidated financial statements of GranCare, Inc. as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, and (b) dated October 7, 1996, with respect to the balance sheet of New GranCare, Inc. as of September 30, 1996, in the Registration Statement on Form S-1 and related Prospectus of New GranCare, Inc. for the registration of shares of its common stock.

          Our audits of the consolidated financial statements of GranCare, Inc. referred to above also included the financial statement schedule of GranCare, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, as of the date of our report referred to in the preceding paragraph, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                            ERNST & YOUNG LLP



Atlanta, Georgia

January 8, 1997